Exhibit 99.1
AFC Reports Strong Operating Performance for Fiscal Year 2005
The Company also Reports Strong Mid-quarter Operating Results for First
Quarter 2006
ATLANTA, March 8 /PRNewswire-FirstCall/ — AFC Enterprises, Inc. (Nasdaq: AFCE) the franchisor and operator of Popeyes(R) Chicken & Biscuits reported today results for its fiscal year and fourth quarter ended December 25, 2005.
     Fiscal year 2005 highlights of the report include:
•	Total system-wide sales increased 4.8 percent.

•	Total domestic same-store sales were up 6.9 percent for the fourth quarter 2005 and up 3.3 percent for the full year 2005.

•	Total revenues decreased 12.5 percent to $143.4 million in 2005.
•	Company-operated restaurant revenue declined by $25.5 million principally as a result of fewer company-operated restaurants and the impact to Hurricane Katrina.

•	Franchise revenue increased by $4.7 million principally due to an increase in same-store sales and franchised restaurants.
•	General and administrative expenses decreased by $13.4 million to $68.7 million. This improvement was primarily due to lower costs associated with the transitioning and closure of the AFC corporate center in 2005.

•	Operating loss was $6.9 million in 2005 compared to an operating loss of $19.4 million in 2004. This improvement was primarily attributable to a reduction of general and administrative expenses as stated above.

•	The Company reported net income of $149.6 million, or $5.14 per diluted share, in 2005, compared to net income of $24.6 million, or $0.87 per diluted share, in 2004. This improvement was primarily due to a $158.0 million after-tax gain recognized from the sale of our Church’s Chicken brand, which occurred at the beginning of 2005.

•	During 2005, the Company repurchased approximately 1.5 million shares of common stock for approximately $19.5 million.
AFC Chief Executive Officer Kenneth Keymer stated, “2005 was a very successful year of transition for AFC, including the shift to an appropriate infrastructure for a single brand organization, settlement of shareholder litigation and continued strong operating performance from Popeyes Chicken & Biscuits. The Popeyes team managed through many challenges to deliver strong operating results with domestic same-store sales growth in the fourth quarter of 2005, up 6.9 percent, and slightly exceeding full year expectations by delivering 3.3 percent domestic same-store sales growth and opening 123 system-wide restaurants. We are also very pleased to report our sixth consecutive quarter of same-store sales growth. Based upon early performance in 2006 we are optimistic that the positive trend in restaurant growth and same-store sales growth will continue.”
“Strong same-store sales growth was a result of several factors. Throughout 2005, the Company focused its messaging on Popeyes’ differentiated products and taste superiority, while using limited time offers (LTO’s) to reinforce Popeyes’ ability to deliver great tasting food across a variety of categories and across all dayparts. During the year, Popeyes successfully introduced Popeyes Naked Chicken Strips™, the Big Flava™ Deluxe chicken sandwich line and several flavors and types of chicken wing products. Additionally, we had very strong responses to our quarterly seafood offerings which included Southwest Shrimp, Catfish and Popcorn Shrimp. As we delivered flavorful menu items to our customers, we dramatically improved our restaurant menu panel design to simplify ordering, strengthen combination meal messaging and to make our items more appealing. We continue to see the positive impact of these new panels in our sales and customer satisfaction metrics. Lastly, our operations team continued to drive operations improvement during the year which, we believe, increased visit frequency, improved speed of service and increased our sales capacity at peak periods.”
“We believe that strengthening sales, combined with lower cost building alternatives, improved operator profitability, resulting in increased domestic development in the later half of the year and a stronger development pipeline for 2006. Although international openings were below expectations primarily due to less development from our Korean master franchisee, the domestic system delivered 72 openings, which was above expectations. Our franchisees’ enthusiasm about development supports our belief that we will deliver even stronger opening performance in 2006.”
Financial Performance Review
During 2005, total system-wide sales increased by 4.8 percent which included an increase of approximately 6.8 percent for domestic and international franchise system-wide sales. This increase was offset by a decline in sales by company-operated restaurants of $25.5 million.
The decline in company-operated restaurant sales was comprised of approximately $10.7 million due to sale of company-owned restaurants to franchisees and closure of underperforming restaurants, non-consolidation of a franchisee pursuant to FIN 46R (Financial Accounting Standard Board Interpretation No. 46) of $9.9 million, and $8.7 million of lost company restaurant sales due to Hurricane Katrina. These reductions were partially offset by an increase in revenue of $3.3 million primarily due to the Company’s acquisition of two franchisee restaurants and the impact of company restaurant same-store sales growth.
Total revenues decreased 12.5 percent to $143.4 million in 2005. The $20.5 million decline in total revenues was principally due to the decrease in company-operated restaurant sales described above.
Franchise revenues increased $4.7 million from prior year. This increase included approximately $2.0 million in royalties from non-comparable restaurants and approximately $2.0 million driven by same-store sales growth at franchised restaurants. This improvement was partially offset by a decline of $0.4 million in international franchise royalties. This reduction was principally caused by a reduction of 32 international restaurants, largely related to restaurant closings by the Company’s Korean master franchisee and the impact of the royalty relief granted to that franchisee. The Company granted the Korean master franchisee temporary royalty relief substantially for reinvestment in marketing and operations initiatives. The Company will continue this reinvestment of royalties in Korea at a lower level during the first half of 2006.
General and administrative expenses were $68.7 million in 2005 representing a $13.4 million decrease from 2004. The overall net decrease was principally associated with the reduction in professional and legal fees, information technology costs and the closing of the AFC corporate center. Included in the $68.7 million general and administrative expenses was $2.4 million for restricted stock grants to existing employees, $3.1 million for spice royalty, $3.3 million for rental expense, and $24.2 million of expenses associated with transition costs for the AFC corporate center which was closed during the fourth quarter of 2005.
Operating loss was $6.9 million in 2005 compared to an operating loss of $19.4 million in 2004. This improvement was primarily due to the reduction of $13.4 million in general and administrative expenses, a $4.7 million increase in franchise revenue, and a $2.7 million decrease in depreciation and amortization.
Loss before discontinued operations and accounting change decreased to $8.4 million in 2005 compared to a loss before discontinued operations and accounting change of $14.3 million in 2004. This improvement was principally due to a $12.5 million decrease in operating loss which was partially offset by $1.3 million in higher net interest expense and $5.4 million for a reduction in an income tax benefit.
The Company reported net income of $149.6 million, or $5.14 per diluted share, in 2005, compared to net income of $24.6 million, or $0.87 per diluted share, in 2004. This improvement was primarily due to a $158.0 million after- tax gain recognized from the sale of our Church’s Chicken brand, which occurred at the beginning of 2005.
AFC reported cash and cash equivalents and short-term investments of $39.0 million at the end of its fiscal 2005 compared to $12.8 million at fiscal year end 2004.
As reported on February 22, 2006, the Company announced that its Board of Directors approved an extension of the existing share repurchase program for 2006, authorizing management to spend up to $15 million to repurchase stock. Since AFC announced its initial share repurchase program in 2002, the Company has repurchased an aggregate of 5.4 million shares of common stock for approximately $100 million under this program, including approximately 1.5 million shares of common stock for approximately $19.5 million during 2005. The Company now has $15 million available for repurchases under the program.
As of February 22, 2006, there were approximately 30.2 million shares of the Company’s common stock outstanding.
The Company also confirms the tax treatment of the special cash dividend paid on June 3, 2005 in the amount of $12.00 per common share. The Company has determined that 56 percent of the dividend payment shall be characterized as a return of capital, and 44 percent as ordinary dividends.
2006 Period 1 and Period 2 Operating Performance Results for Popeyes
Popeyes reported domestic same-store sales growth was up 8.9 percent for period 1 and up 4.7 percent for period 2 of 2006, compared to up 2.9 percent for period 1 and up 5.8 percent for period 2 of 2005. These results represented positive same-store sales growth for the twenty-first and twenty-second consecutive periods.
Popeyes domestic system-wide average check was up 5.2 percent for period 1 and up 5.5 percent for period 2. Domestic system-wide transactions for period 1 and period 2 were up 3.5 percent and down 0.8 percent, respectively.
Domestic Same-Store Sales Growth

	Period 1	Period 1	Period 2	Period 2
	Ended	Ended	Ended	Ended
	1/22/06	1/23/05	2/19/06	2/20/05
Company	31.1%	3.1%	17.2	10.0%
Franchised	8.2%	2.9%	4.3%	5.6%
Total Domestic	8.9%	2.9%	4.7%	5.8%
During periods 1 and 2, the Popeyes system opened 16 restaurants, compared to 15 total system-wide openings during the same periods in 2005. On a system-wide basis, Popeyes had 1,830 units at the end of period 2 of 2006. Total unit count was comprised of 1,492 domestic units and 338 units in Puerto Rico, Guam and 25 foreign countries. This total unit count represented 1,797 franchised and 33 company-operated restaurants.
2006 Guidance
“We are pleased with the progress the Company made during 2005 and the early results for 2006. 2005 was a transition year, allowing Popeyes to consolidate resources, clarify direction and establish positive sales and restaurant growth trends,” said Keymer.
Looking ahead, AFC expects system-wide sales growth for 2006 to be approximately 6-8 percent for the year including the 53rd week in fiscal 2006. This growth is supported by an expected domestic same-store sales growth of 2.0-3.0 percent. Due to the strength of the new opening pipeline, the Company expects system-wide openings to be approximately 130-140 restaurants from previous guidance of 125-135 new openings with domestic openings comprising approximately 60% of the total amount.
In 2006, Popeyes expects to continue to re-open restaurants in the Gulf Coast as the region recovers from Hurricane Katrina. As of March 8, 2006, the Company had re-opened 2 of the 8-12 company-operated restaurants projected to open in New Orleans during 2006. By year end 2006, the Company expects a total of 18-22 company-operated restaurants open and operating in New Orleans. In 2005, company-operated restaurant closures in New Orleans impacted revenue by approximately $10.9 million. Business interruption insurance proceeds and strong same-store sales are expected to substantially offset lost operating profit from these locations throughout 2005 and 2006. The timing and the amount of insurance recoveries are difficult to predict at this time.
To support continued growth, AFC expects to incur $1.0-$1.5 million in additional transition expenses in the first half of 2006 to complete information technology and accounting systems restructuring. The Company expects this work to yield more effective and less expensive services as AFC moves forward as a single brand entity. Additionally, the Company will invest approximately $0.7 million, along with franchisee contributions, to test two national cable television flights in the later half of 2006. “We are excited about the potential of this test, and the impact it may have on the 60 percent of Popeyes restaurants that cannot economically spend funds on television advertising today,” stated Keymer.
In 2006, the Company will adopt Statement of Financial Accounting Standards 123R (commonly known as SFAS 123R), resulting in approximately $0.9 million additional compensation expenses related to the Company’s issued stock options. The Company expects the total impact of FAS123R for stock options and restricted stock awards to be approximately $3.0-$3.5 million.

Total general and administrative expenses for the year, including $4.7- $5.7 million for systems transition costs, incremental marketing expenditures, and restricted stock and option costs described above, $3.0-$3.5 million for rental expense, and $3.1 million for spice royalty is anticipated to be in the range of $46-$48 million. After applying the adjustments listed above, the company expects general and administrative expenses to be at an adjusted run- rate of $35 million by the third quarter of 2006, which is consistent with earlier guidance.
In 2006, the Company will benefit from a 53rd week in the fourth quarter that increases the Company’s revenues by approximately $2.5-$3.0 million and increases general and administrative expenses by approximately $0.4-$0.5 million.
Concluding, Keymer stated, “We are enthusiastic about 2006, and comfortable that we have put in place a strategy that is expected to deliver strong cash flow from our operational performance. Our franchisees are energized as improved operations drive sales growth and they are enthusiastic about building new restaurants. We believe we have a strong, relevant brand message that elicits a positive response from our guests. Our management team believes that the efforts of the past two years have positioned our brand for accelerated growth in 2006 and beyond.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on March 9, 2006, to review the results of 2005 and to provide an update on the overall business. To access the Company’s webcast, go to http://www.afce.com, select “Investor Information” and then select “2005 AFC Enterprises Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of February 19, 2006, Popeyes had 1,830 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at http://www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com

The following financial tables represent certain prior year amounts that have been reclassified to conform to the current year’s presentation. These reclassifications have no affect on previously reported net loss.
AFC Enterprises, Inc.
Consolidated Balance Sheets
As of December 25, 2005 and December 26, 2004
(In millions, except share data)

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$8.2	$12.8
Short-term investments	30.8	—
Accounts and current notes receivable, net	16.9	13.3
Prepaid income taxes	31.4	25.9
Other current assets	16.4	40.6
Assets of discontinued operations	—	153.3
Total current assets	103.7	245.9
Long-term assets:
Property and equipment, net	37.1	47.2
Goodwill	9.6	9.6
Trademarks and other intangible assets, net	43.9	42.8
Other long-term assets, net	18.4	16.4
Total long-term assets	109.0	116.0
Total assets	$212.7	$361.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26.1	$37.7
Other current liabilities	22.4	24.7
Current debt maturities	14.8	4.9
Liabilities of discontinued operations	—	41.5
Total current liabilities	63.3	108.8
Long-term liabilities:
Long-term debt	176.6	87.5
Deferred credits and other long-term liabilities	21.5	24.7
Total long-term liabilities	198.1	112.2
Total liabilities	261.4	221.0
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 30,001,877 and 28,325,355 shares issued and outstanding at the end of fiscal years 2005 and 2004, respectively)	0.3	0.3
Capital in excess of par value	169.6	156.2
Notes receivable from officers, including accrued interest	(1.1)	(1.2)
Accumulated deficit	(216.8)	(13.6)
Unearned compensation	(1.8)	(0.8)
Accumulated other comprehensive income	1.1	—
Total shareholders’ equity (deficit)	(48.7)	140.9
Total liabilities and shareholders’ equity (deficit)	$212.7	$361.9

AFC Enterprises, Inc.
Consolidated Statements of Operations
For Fiscal Years 2005 and 2004
(In millions, except per share data)

	2005	2004
Revenues:
Sales by company-operated restaurants	$60.3	$85.8
Franchise revenues	77.5	72.8
Other revenues	5.6	5.3
Total revenues	143.4	163.9
Expenses:
Restaurant employee, occupancy and other expenses	31.7	46.9
Restaurant food, beverages and packaging	19.4	27.2
General and administrative expenses	68.7	82.1
Depreciation and amortization	7.3	10.0
Shareholder litigation and other expenses, net	23.2	17.1
Total expenses	150.3	183.3
Operating (loss)	(6.9)	(19.4)
Interest expense, net	6.8	5.5
Loss before income taxes, minority interest, discontinued operations and accounting change	(13.7)	(24.9)
Income tax benefit	(5.3)	(10.7)
Minority interest	—	0.1
Loss before discontinued operations and accounting change	(8.4)	(14.3)
Discontinued operations, net of income taxes	158.0	39.1
Cumulative effect of accounting change, net of income taxes	—	(0.2)
Net income	$149.6	$24.6
Basic loss per common share:
Loss before discontinued operations and accounting change	$(0.29)	$(0.51)
Discontinued operations, net of income taxes	5.43	1.39
Cumulative effect of accounting change, net of income taxes	—	(0.01)
Net income	$5.14	$0.87
Diluted loss per common share:
Loss before discontinued operations and accounting change	$(0.29)	$(0.51)
Discontinued operations, net of income taxes	5.43	1.39
Cumulative effect of accounting change, net of income taxes	—	(0.01)
Net income	$5.14	$0.87

AFC Enterprises, Inc.
Consolidated Statements of Cash Flows
For Fiscal Years 2005 and 2004 (In millions)

Cash flows provided by (used in) operating activities:	2005	2004
Net income	$149.6	$24.6
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Discontinued operations	(158.0)	(39.1)
Depreciation and amortization	7.3	10.0
Asset write-downs	5.8	4.8
Net gain on sale of assets	(1.4)	(0.5)
Cumulative effect of accounting changes, pre-tax	—	0.2
Deferred income taxes	9.3	3.2
Non-cash interest, net	2.7	1.3
Provision for credit losses	(0.3)	0.9
Minority Interest	—	0.1
Stock-based compensation expense	2.9	0.4
Change in operating assets and liabilities, exclusive of opening VIE balances:
Accounts receivable	(3.9)	(2.4)
Prepaid income taxes	(69.2)	(5.5)
Other operating assets	5.1	(6.5)
Accounts payable and other operating liabilities	(15.2)	16.9
Net cash provided by (used in) operating activities of continuing operations	(65.3)	8.4
Net cash provided by (used in) operating activities of discontinued operations	(7.4)	35.6
Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(4.2)	(8.5)
Capital expenditures of discontinued operations	—	(16.9)
Proceeds from dispositions of property and equipment	3.1	2.0
Proceeds relating to the sale of discontinued operations, net	367.6	18.6
Acquisition of franchised restaurants	(2.2)	—
Purchases of short-term investments	(275.0)	—
Sales and maturities of short-term investments	244.2	—
Proceeds from notes receivable	1.2	—
Issuances of notes receivable	(0.3)	—
Other, net	—	2.0
Net cash provided by (used in) investing activities	334.4	(2.8)
Cash flows provided by (used in) financing activities:
Proceeds from 2005 Credit Facility	190.0	—
- 2005 Credit Facility (term loans)	(0.5)	—
- 2002 Credit Facility, net	(90.3)	(39.0)
Principal payments - other notes (including VIEs in 2004 and 2005)	(0.1)	(0.2)
Special dividend	(350.8)	—
Stock repurchases	(15.4)	—
Proceeds from exercise of employee stock options	17.5	3.8
Issuance of common stock, net	—	0.1
Increase (decrease) in bank overdrafts, net	(6.4)	4.3
Increase in restricted cash	(3.8)	(1.4)
Debt issuance costs	(3.7)	—
Other, net	(3.0)	0.4
Net cash (used in) financing activities	(266.5)	(32.0)
Net increase (decrease) in cash and cash equivalents	(4.8)	9.2
Cash and cash equivalents at beginning of year	13.0	3.8
Cash and cash equivalents at end of year	$8.2	$13.0
Cash and cash equivalents of continuing operations	$8.2	$12.8
Cash and cash equivalents of discontinued operations	$—	$0.2

	4Q Ended	4Q Ended	Year Ended	Year Ended
	12/25/05	12/26/04	12/25/05	12/26/04
Total Same-Store Sales(1)	25.0%	3.8%	6.5%	0.9%
Company Franchised	6.4%	3.2%	3.2%	1.4%

Total Domestic	6.9%	3.2%	3.3%	1.3%
New Unit Openings	0	0	1	0
Company Franchised	30	11	71	57
Total Domestic	30	11	72	57
International	13	17	51	52
Total Global	43	28	123	109

Unit Count	32	56	32	56
Company Franchised	1,451	1,416	1,451	1,416
Total Domestic	1,483	1,472	1,483	1,472
International	345	353	345	353
Total Global	1,828	1,825	1,828	1,825

(1)	On January 9, 2006, AFC released fourth quarter and full year operational results for 2005. The Company has provided a summary chart of these results.
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2005 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.